                                                                   EXHIBIT 10.37

                        EXECUTIVE EMPLOYMENT AGREEMENT


     THIS AGREEMENT is effective as of October 1, 1997, and is made and entered into by and between Matrix Capital Corporation, a Colorado corporation ("Employer"), and T. Allen McConnell, an executive employee of Employer ("Executive").

                                 RECITALS

     A. Employer has proposed that Executive become employed by Employer, effective October 1, 1998, in an executive capacity and Executive has agreed to such emplyment pursuant to the terms of this Agreement.

     B. Employer desires that the Executive enter into an employment relationship with Employer in order to provide the necessary leadership and senior management skills that are important to the success of Employer. Employer believes that obtaining the Executive's services as an employee of Employer and the benefits of his business experience are of material importance to Employer and Employer's shareholders.

                                 AGREEMENT

     NOW, THEREFORE, in consideration of Executive's continued employment by Employer and the mutual promises and covenants contained herein the receipt and sufficiency of which is hereby acknowledged, Employer and Executive intend by this Agreement to specify the terms and conditions of Executive's employment relationship with Employer.

     SECTION 1.  General Duties of Employer and Executive.

     1.1. Employer agrees to employ Executive and Executive agrees to accept employment by Employer and to serve Employer in an executive capacity upon the terms and conditions set forth herein. The duties and responsibilities of Executive shall include those described for the particular position held by Executive while employed hereunder in the Bylaws of Employer or other documents of Employer, and shall also include such other or additional duties, for Employer, as may from time-to-time be assigned to Executive in good faith by the Board of Directors of Employer or any duly authorized committee thereof. The executive capacity that Executive shall hold while this Agreement is in effect shall be that position as determined by the Board of Directors, or any duly authorized committee thereof, from time to time in its good faith discretion. While employed hereunder, the initial position that Executive shall hold (until such time as such position may be changed as aforesaid) shall be the position of Senior Vice President, Secretary and General Counsel.

     1.2. While employed hereunder, Executive shall obey the lawful directions of the Board of Directors of Employer, or any duly authorized committee thereof, and shall use his best efforts to promote the interests of Employer and to maintain and to promote the reputation thereof. While employed hereunder, Executive shall devote his time, efforts, skills and attention to the affairs of Employer and its subsidiaries in order that he shall faithfully perform his duties and obligations hereunder and such as may be assigned to or vested in him by the Board of Directors of Employer, or any duly authorized committee thereof.

     1.3. While this Agreement is in effect, Executive may from time to time engage in any businesses or activities that do not compete directly and materially with Employer, provided that such businesses or activities do not materially interfere with his performance of the duties assigned to him in compliance with this Agreement by the Board of Directors of Employer or any duly authorized committee thereof. In any event, Executive is permitted to (i) invest his personal assets as a passive investor in such form or manner as Executive may choose in his discretion, (ii) participate in various charitable efforts, and (iii) serve as a director or officer of any other entity or organization that does not compete with Employer.

     SECTION 2.  Compensation and Benefits.

     2.1. As compensation for services to Employer, Employer shall pay to Executive an initial salary at a yearly rate of $155,000. Such salary may be adjusted (up or down) upon a good faith determination of the Board of Directors that such salary should be adjusted; provided that the Board of Directors shall
not adjust such salary downward prior to January 1, 1999.    The salary shall be
payable in equal semi-monthly installments, subject only to such payroll and withholding deductions as may be required by law and other deductions applied generally to employees of Employer for insurance and other employee benefit plans.

  2.2. Upon Executive's furnishing to Employer customary and reasonable documentary support (such as receipts or paid bills) evidencing costs and expenses incurred by him in the performance of his services and duties hereunder (including, without limitation, travel and entertainment expenses) and containing sufficient information to establish the amount, date, place and essential character of the expenditure, Executive shall be reimbursed for such costs and expenses in accordance with Employer's normal expense reimbursement policy.

     2.3. Executive shall have the right to participate in any additional compensation, benefit, life insurance or other plan or arrangement of Employer now or hereafter existing for the benefit of executive officers of Employer.

  2.4. Executive shall be entitled to such vacation (in no event less than three (3) weeks per year), holiday and other paid or unpaid leave of absence as consistent with Employer's normal policies or as otherwise approved by the Board of Directors.

     SECTION 3.  Preservation of Business; Fiduciary Responsibility.

     3.1. Executive shall use his best efforts to preserve the business and organization of Employer, to keep available to Employer the services of present employees and to preserve the business relations of Employer. So long as the Executive is employed by Employer, Executive shall observe and fulfill proper standards of fiduciary responsibility attendant upon his service and office.

     SECTION 4.  Initial Term; Extensions of the Term.

     4.1. The term of this Agreement shall commence on the effective date hereof and shall end on December 31, 1998.

     4.2. The term of this Agreement shall automatically be extended for additional one-year periods commencing on January 1, 1999, 2000, 2001 and 2002, respectively, unless Executive gives written notice to Employer on or before December 1, 1998, 1999, 2000 or 2001, respectively, of his intention not to extend this Agreement.

     SECTION 5. Termination other than by Expiration of the Term. Employer or Executive may terminate Executive's employment under this Agreement at any time, but only on the following terms:

     5.1. Executive may terminate his employment under this Agreement at any time upon at least 60 days' prior written notice to Employer.

     5.2.  Employer may terminate Executive's employment under this Agreement at
any time, without prior notice, for "due cause."   As used herein, the term "due
cause" shall mean any of the following events:

          (I) any intentional misapplication by Executive of Employer's funds, or any other act of dishonesty injurious to Employer committed by Executive; or

         (II) Executive's conviction of a felony involving moral turpitude; or

        (III) Executive's breach, non-performance or non-observance of any of the material terms of this Agreement if such breach, non-performance or non-observance shall continue beyond a period of 30 business days immediately after notice thereof by Employer to Executive; or

         (IV) any other action by the Executive involving willful and deliberate malfeasance or gross negligence in the performance of Executive's duties.

     5.3. In the event Executive is incapacitated by accident, sickness or otherwise so as to render Executive mentally or physically incapable of performing the services required under SECTION 1 of this Agreement for a period of one hundred eighty (180) consecutive days, and such incapacity is confirmed by the written opinion of two (2) practicing medical doctors licensed by and in good standing in the state in which they maintain offices for the practice of medicine, upon the expiration of such period or at any time reasonably thereafter, or in the event of Executive's death, Employer may terminate Executive's employment under this Agreement upon giving Executive or his legal representative written notice at least thirty (30) days' prior to the termination date. Executive agrees, after written notice by the Board of Directors of Employer or a duly authorized committee or officer of Employer, to submit to examinations by such practicing medical doctors selected by the Board of Directors of Employer or a duly authorized committee or officer of Employer.

     5.4. Employer may terminate Executive's employment under this Agreement at any time for any reason whatsoever, even without "due cause," by giving a written notice of termination to Executive, in which case the employment relationship shall terminate immediately upon the giving of such notice.

     SECTION 6.  Effect of Termination.

     6.1. In the event the employment relationship is terminated (a) by Executive upon 60 days' written notice pursuant to SUBSECTION 5.1 hereof, or (b) by Employer for "due cause" pursuant to SUBSECTION 5.2 hereof, all compensation and benefits shall cease as of the date of termination, other than: (i) those benefits that are provided by retirement and benefit plans and programs specifically adopted and approved by Employer for Executive that are earned and vested by the date of termination, and (ii) Executive's pro rata annual salary through the date of termination.

     6.2. If Executive's employment relationship is terminated pursuant to SUBSECTION 5.3 hereof due to Executive's incapacity or death, Executive (or, in the event of Executive's death, Executive's legal representative) will be entitled to those benefits that are provided by retirement and benefits plans and programs specifically adopted and approved by Employer for Executive that are earned and vested at the date of termination and, even though no longer employed by Employer, shall continue to receive the salary compensation (payable at the then current rate at the time of incapacity or death and in the manner as prescribed in the second sentence of SUBSECTION 2.1) for one (1) year following the date of termination.

     6.3. If Employer (i) terminates the employment of Executive other than pursuant to SUBSECTION 5.2 hereof for "due cause" or other than for a disability or death pursuant to SUBSECTION 5.3 hereof, (ii) demotes Executive to a position below his present position or substantially decreases the scope of the duties or responsibilities of Employee, (iii) decreases Executive's salary below the initial level described in SECTION 2 hereof (unless it is determined that executive compensation is to be reduced across the board) or reduces the employee benefits and perquisites below the level provided for by the terms of
SECTION 2 hereof, other than as a result of any amendment or termination of any employee and/or executive benefit plan or arrangement, which amendment or termination is applicable to all qualifying executives of Employer, or (iv) requires or requests that Executive locate to a place other than Denver, then such action by Employer, unless consented to in writing by Executive, shall be deemed to be a constructive termination by Employer of Executive's employment (a "Constructive Termination"). In the event of a Constructive Termination, the Executive shall be entitled to receive, in a lump sum within thirty (30) days after the date of the Constructive Termination, an amount equal to two years' salary (undiscounted) at the rate in effect immediately prior to the event giving rise to the Constructive Termination.

     6.4. For purposes of this SECTION 6, the term "salary" shall mean the sum of (i) the annual rate of compensation provided to Executive by Employer under SUBSECTION 2.1 immediately prior to the Constructive Termination plus (ii) the average annual cash bonuses or other cash incentive compensation paid to Executive by Employer for the three calendar year period immediately preceding the year in which there shall occur a Constructive Termination.

     6.5. In the event of a Constructive Termination, all other rights and benefits Executive may have under the employee and/or executive benefit plans and arrangements of Employer generally shall be determined in accordance with the terms and conditions of such plans and arrangements.

     SECTION 7.  Change in Control.

     7.1. Notwithstanding anything to the contrary in this Agreement, if a "Change in Control" (as defined below) of the Employer occurs and, within thirty-six months from the date of the Change in Control, the Executive voluntarily terminates his employment under SUBSECTION 5.1 or there occurs a Constructive Termination of Employee, then the Executive, even though no longer employed by the Employer, shall be entitled to all payments provided in SUBSECTION 6.3, payable in a lump sum within thirty (30) days after the date of termination.

     7.2. For the purposes of this Agreement, the term "Change in Control" of the Employer shall be deemed to have occurred if (i) after October 1, 1997, any "person" (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended) other than any Employer employee stock ownership plan or the Employer, becomes the beneficial owner (as such term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of the Employer representing 20% or more of the combined voting power of the Employer's then outstanding securities, (ii) the Board ceases to consist of a majority of Continuing Directors (as defined below) or (iii) a person (as defined in CLAUSE (I) above) acquires (or, during the 12-month period ending on the date for the most recent acquisition by such person or group of persons, has acquired) gross assets of Employer that have an aggregate market value greater than or equal to over 50% of the fair market value of all of the gross assets of Executive immediately prior to such acquisition or acquisitions.

     7.3. For purposes of this Agreement, a "Continuing Director" shall mean a member of the Board of Directors who either (i) is a member of the Board of Directors at the date of this Agreement or (ii) is nominated or appointed to serve as a director by a majority of the then Continuing Directors.

     7.4. Notwithstanding any other provision of this Agreement, if (a) there is a change in the ownership or effective control of the Employer or (b) in the ownership of a substantial portion of the assets of the Employer within the meaning of Section 280G of the Internal Revenue Code ("Section 280G"), the payments to be paid to the Executive in the nature of compensation to be received by or for the benefit of the Executive and contingent upon such event (the "Termination Payments") would create an "excess parachute payment" within the meaning of Section 280G, then the Employer shall make the Termination
Payments in substantially equal installments, the first installment being due within thirty days after the date of termination and each subsequent installment being due on January 31 of each year, such that the aggregate present value of all Termination Payments, whether pursuant to this Agreement or otherwise, will be as close as possible to, but not exceed 299% of, the Executive's base salary, within the meaning of Section 280G. It is the intention of this SUBSECTION 8.3 to avoid excise taxes on the Executive under Section 4999 of the Code and the disallowance of a deduction to the Employer pursuant to Section 280G.

     SECTION 8.  Confidential and Proprietary Information.

     8.1. Executive acknowledges and agrees that he will not, without the prior written consent of the Employer, at any time during the term of this Agreement or any time thereafter, except as may be required by law, regulatory process or other competent legal authority or as required by the Employer to be disclosed in the course of performing Executive's duties under this Agreement for the Employer, use or disclose to any person, firm or other legal entity, any confidential records, secrets or information related to the Employer or any parent, subsidiary or affiliated person or entity (collectively, "Confidential Information"). Executive acknowledges and agrees that all Confidential Information of Employer and/or its affiliates that he has acquired, or may acquire, were received, or will be received in confidence and as a fiduciary of the Employer. Executive will exercise utmost diligence to protect and guard such Confidential Information.

     8.2. Executive agrees that he will not take with him upon the termination of this Agreement, any document or paper, or any photocopy or reproduction or duplication thereof, relating to any Confidential Information (that is disclosed in writing to Executive prior to his departure to be Confidential Information).

     SECTION 9. Return of Employer's Property. Upon the termination of this Agreement or whenever requested by Employer, Executive shall immediately deliver to Employer all property in his possession or under his control belonging to Employer, in good condition, ordinary wear and tear excepted.

     SECTION 10. Injunctive Relief. Executive acknowledges that the breach by the Executive of the provisions of this Agreement shall cause irreparable harm to the Employer, which harm cannot be fully redressed by the payment of damages to the Employer. Accordingly, the Employer shall be entitled, in addition to any other right or remedy it may have at law or in equity, to an inunction enjoining or restraining Executive from any violation or threatened violation of this Agreement.

     SECTION 11.  Arbitration.

     11.1. As concluded by the parties and as evidenced by the signatures of the parties, any dispute between the parties arising out of any section of this Agreement will, on the written notice of one party served on the other, be submitted to arbitration complying with and governed by the provisions and rules of the American Arbitration Association, provided that such arbitration shall be held in Denver, Colorado.

     11.2. Each of the parties will appoint one person as an arbitrator to hear and determine the dispute and if they are unable to agree, then the two arbitrators so chosen will select a third impartial arbitrator whose decision will be final and conclusive upon the parties.

     11.3. The expenses of such arbitration will be borne by the losing party or in such proportion as the arbitrators decide.

     11.4. A material or anticipatory breach of any section of this Agreement shall not release either party from the obligations of this SECTION 14.

     SECTION 12.  Miscellaneous.

     12.1. If any provision contained in this Agreement is for any reason held to be totally invalid or unenforceable, such provision will be fully severable, and in lieu of such invalid or unenforceable provision there will be added automatically as part of this Agreement a provision as similar in terms as may be valid and enforceable.

     12.2. All notices and other communications required or permitted hereunder or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when faxed (with confirmation of receipt), sent via overnight courier, or mailed by registered mail or certified mail, return receipt requested, as follows (provided that notice of change of address shall be deemed given only when received):

               if to Employer:

               Matrix Capital Corporation
               1380 Lawrence Street, Suite 1410
               Denver, Colorado 80204
               Fax:  303-595-9906
               Attn:  President


               if to Executive:

               T. Allen McConnell
               1443 Belford Court
               Evergreen, Colorado 80439
               Fax:  303-674-0576
or to such other names or addresses as Employer or Executive, as the case may be, shall designate by notice to the other party hereto in the manner specified in this SUBSECTION 12.2.

     12.3. This Agreement shall be binding upon and inure to the benefit of Employer, its successors, legal representatives and assigns, and upon Executive, his heirs, executors, administrators, representatives, legatees and assigns. Executive agrees that his rights and obligations hereunder are personal to him and may not be assigned without the express written consent of Employer.

     12.4. This Agreement replaces and merges all previous agreements and discussions relating to the same or similar subject matters between Executive and Employer with respect to the subject matter of this Agreement. This Agreement may not be modified in any respect by any verbal statement, representation or agreement made by any employee, officer, or representative of Employer or by any written agreement unless signed by an officer of Employer who is expressly authorized by Employer to execute such document.

     12.5. The laws of the State of Colorado will govern the interpretation, validity and effect of this Agreement without regard to the place of execution or the place for performance thereof, and Employer and Executive agree that the state and federal courts situated in Denver County, Colorado shall have personal jurisdiction over Employer and Executive to hear all disputes arising under this Agreement. This agreement is to be at least partially performed in Denver County, Colorado, and, as such, Employer and Executive agree that venue shall be proper with the state or federal courts in Denver County, Colorado to hear such disputes. In the event either Employer or Executive is not able to effect service of process upon the other with respect to such disputes, Employer and Executive expressly agree that the Secretary of State for the State of Colorado shall be an agent of Employer and/or the Executive to receive service of process on behalf of Employer and/or the Executive with respect to such disputes.

     12.6. Executive and Employer shall execute and deliver any and all additional instruments and agreements that may be necessary or proper to carry out the purposes of this Agreement.

     12.7. The descriptive headings of the several sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

     12.8. If either party should file a lawsuit against the other to enforce any right such party has hereunder, the prevailing party shall also be entitled to recover reasonable attorneys' fees and costs of suit in addition to any other relief awarded such prevailing party.

     12.9. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement.

     12.10. Executive acknowledges that Executive has had the opportunity to read this Agreement and discuss it with advisors and legal counsel, if Executive has so chosen.

Executive also acknowledges the importance of this Agreement and that Employer is relying on this Agreement in entering into an employment relationship with Executive.

     12.11. Notwithstanding anything else herein to the contrary, this Agreement shall not supercede or govern the terms of the stock options granted to Executive as of October 1, 1997, which are governed by an option agreement dated as of October 1, 1997.

     12.12. The provisions of Sections 6, 7, 8, 9, 10, and 11 shall survive a termination of this Agreement.

     The undersigned, intending to be legally bound, have executed this Agreement as of October 1, 1997.

                                   EMPLOYER:
                                   MATRIX CAPITAL CORPORATION


                                   By:
                                      -----------------------------------

                                      ------------, Authorized Signatory



                                   EXECUTIVE:


                                   --------------------------------------
                                   T. Allen McConnell